Exhibit 99.1

Manitex International Completes Acquisition of

Valla, SpA

Adds Diversified Line of Specialized Pick and Carry Cranes to Product Portfolio

Bridgeview, IL, December 3, 2013 — Manitex International, Inc. (Nasdaq: MNTX), a leading provider of engineered lifting solutions including boom truck and rough terrain cranes, rough terrain forklifts, special mission oriented vehicles, container handling equipment and specialized engineered trailers, today announced that it has completed the previously announced acquisition of Valla, SpA, of Piacenza, Italy. The acquisition closed on November 30, 2013, for a total potential consideration of up to $1.2 million, principally based on an earn-out provision. Valla is expected to be accretive to Manitex International’s earnings in 2014. Valla reported 2012 annual revenues of approximately $7.5 million and EBITDA of $0.7 million.

Valla GM Mario Riva commented, “Valla’s mobile industrial cranes have an outstanding reputation for quality and a long history of providing highly specialized and customized products for our customers, and we believe that Manitex International brings a strong distribution network and valued resources to the table that will significantly enhance Valla’s market position. We look forward to joining the Manitex International group.”

Andrew Rooke, President and Chief Operating Officer of Manitex International commented, “Valla has a well-established brand name in mobile, industrial cranes, and we are excited to add another outstanding product line to broaden our crane portfolio. This transaction is another example of our commitment to growing our business in a prudent and measured fashion for our shareholders and provides us with additional presence overseas. It also increases our product offering worldwide which we believe will contribute nicely to our future growth as the global economies show more concrete signs of recovery.”

Since its founding in 1945, Valla has developed a full range of mobile cranes from 2 to 90 tons, using electric, diesel, and hybrid power options. Its cranes offer wheeled or tracked, fixed or swing boom configurations, with dozens of special applications designed specifically to meet the needs of its customers. Valla is a certified ISO 9001:2008 by TUV.

About Manitex International, Inc.

Manitex International, Inc. is a leading provider of engineered lifting solutions including boom trucks, cranes, reach stackers and associated container handling equipment, rough terrain forklifts, indoor electric forklifts and special mission oriented vehicles, including parts support.

Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes through a national and international dealership network. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Additionally, Badger Equipment Company, a subsidiary located in Winona, Minnesota, manufactures specialized rough terrain cranes and material handling products. Badger primarily serves the needs of the construction, municipality, and railroad industries. Our Italian subsidiary, CVS Ferrari, srl, designs and manufactures a range of reach stackers and associated lifting equipment for the global

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container handling market, which is sold through a broad dealer network. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift and Schaeff electric indoor forklifts as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications. Our subsidiary, Manitex Load King located in Elk Point, South Dakota is a manufacturer of specialized engineered trailers and hauling systems, typically used for transporting heavy equipment. Manitex’s Sabre Manufacturing LLC, unit, based in Knox, Indiana, builds specialized tanks for liquid storage and containment solutions for a variety of end markets such as petrochemical, waste management and oil and gas drilling. Our Crane and Machinery division is a Chicago based distributor of cranes including Terex truck and rough terrain cranes, and our own Manitex and Badger product lines. Crane and Machinery provides aftermarket service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. The division also provides a wide range of used lifting and construction equipment of various ages and conditions, and has the capability to refurbish the equipment to the customer’s specifications.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact
Manitex International, Inc.	Hayden IR
David Langevin	Peter Seltzberg
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	646-415-8972
djlangevin@manitexinternational.com	peter@haydenir.com